UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/06/2012

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 6, 2012, InfoSpace, Inc. Chief Financial Officer Eric Emans executed an Amended and Restated Employment Agreement that replaces his previous employment agreement and the several amendments thereto. The Amended and Restated Employment Agreement does not modify Mr. Emans' cash, bonus, or equity compensation. The primary material changes to the terms of Mr. Emans' previous employment agreement are the revisions to the term of the agreement and the terms, conditions, and payout in the event of the termination of Mr. Emans' employment. The material changes to Mr. Emans' employment arrangement under the terms of the Amended and Restated Employment Agreement are as follows:

- The Amended and Restated Employment Agreement has a three-year term.

- The Amended and Restated Employment Agreement revises the severance payments that Mr. Emans would receive upon termination without cause or in the case of constructive termination. As revised, such payments would include a lump sum severance payment of an amount equal to his annual salary and an amount sufficient for 12 months of medical insurance coverage.

- The Amended and Restated Employment Agreement also revises Mr. Emans' severance payments and benefits upon a Change of Control or a Significant Corporate Transaction, as defined. The revised terms include a double-trigger severance payments and benefits if he is terminated without cause or leaves for good reason either two months before or within one year after such a transaction. Such payments and benefits would consist of a lump sum severance payment of an amount equal to the sum of his annual salary and his target annual bonus, an amount sufficient for 12 months of medical insurance coverage, acceleration of 100% of his unvested equity, and a 24-month extension of post-termination option exercise rights.

The above description is only a summary of the terms, does not purport to be a complete description of the Amended and Restated Employment Agreement, and is qualified in its entirety by reference to the Amended and Restated Employment Agreement, a copy of which will be attached in full as an exhibit to the Annual Report on Form 10-K for fiscal 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: January 06, 2012	By:	/s/ Linda Schoemaker
Linda Schoemaker
General Counsel and Secretary